Legend for Brighthouse Life Insurance Company of NY FWP Filings

Issuer Free Writing Prospectus

Filed Pursuant To Rule 433

Registration File No. 333-238214

Registration File No. 333-234535

Registration File No. 333-229553

Registration File No. 333-226036

Keep your clients’ financial goals on track by helping to protect a portion of their assets from loss.

A Brighthouse Shield® Level Annuity offers market participation clients want with three levels of downside protection they need.

Help your clients build for the future with a level of downside protection. This can help make for a smoother ride in uncertain times. Talk to your clients about the level of protection a Shield annuity can add to their portfolios – all with no annual fees.¹

Learn more at brighthousefinancialpro.com.

¹ Withdrawals may be subject to withdrawal charges.

This communication refers to Brighthouse Shield® Level Select 6-Year Annuity, Brighthouse Shield® Level Select 6-Year Annuity v.3, Brighthouse Shield® Level Select 3-Year Annuity, Brighthouse Shield® Level Select Advisory Annuity, Brighthouse Shield® Level 10 Annuity, and Brighthouse Shield® Level 10 Advisory Annuity, collectively referred to as “Shield® Level annuities” or “Shield® annuities.” These products are index-linked annuities issued by, with product guarantees solely the responsibility of, Brighthouse Life Insurance Company, Charlotte, NC 28277, on Policy Form L-22494 (09/12)-AV and, for products issued in New York, by Brighthouse Life Insurance Company of NY, New York, NY 10017, on Policy Form ML-22494 (09/12) (“Brighthouse Financial”). Shield Level annuities are distributed by Brighthouse Securities, LLC (member FINRA). All are Brighthouse Financial affiliated companies. Shield annuities have charges, termination provisions, and terms for keeping them in force. Please contact your financial professional for complete details. Product availability and features may vary by state or firm.

Shield Level annuities are registered with the SEC. Before you invest, you should read the prospectus in the registration statement and other documents the issuing company has filed for more complete information about the company and the product. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. You may also request a prospectus from your financial professional or directly from Brighthouse Financial at (888) 243-1932 or brighthousefinancial.com.

2005 BDVA598346-1 3151815.1